Exhibit 99.1

Contacts:

Media Alecia Pulman (203) 682-8224 apulman@icrinc.com
For Immediate Release
Investor Relations Fitzhugh Taylor (203) 682-8261 ftaylor@icrinc.com

Ruth’s Hospitality Group, Inc. Reports First Quarter 2014 Financial Results

- Total Revenues Grow to $109.7 million -

- Quarterly Earnings Per Share of $0.25 -

WINTER PARK, Fla.—(BUSINESS WIRE)—April 28, 2014—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its first quarter ended March 30, 2014.

Highlights for the first quarter of 2014 compared to the first quarter of 2013 were as follows:

Net income was $8.9 million, or $0.25 per diluted share, in the first quarter of 2014 compared to net income of $7.7 million, or $0.22 per diluted share, in the first quarter of 2013.

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Income from continuing operations was $9.1 million, or $0.25 per diluted share, in the first quarter of 2014 compared to income from continuing operations of $8.8 million, or $0.25 per diluted share, in the first quarter of 2013.

Restaurant sales in the first quarter of 2014 increased 2.9%, or $3.0 million, compared to the first quarter of 2013.

●	Company-owned comparable restaurant sales for Ruth’s Chris Steak House increased 2.6%.
●	Company-owned comparable restaurant sales for Mitchell’s Fish Market declined 4.3%.

Total operating costs in the first quarter of 2014 increased by 3.3%, or $3.1 million, compared to the first quarter of 2013.

●	Food and beverage costs, as a percentage of restaurant sales, increased 40 basis points in the first quarter to 31.6% due to higher beef and seafood costs.
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Restaurant operating expenses, as a percentage of restaurant sales, increased 25 basis points in the first quarter to 48.0% primarily due to increased health and welfare benefit costs and higher utility costs as a result of the severe winter weather.

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General and administrative expenses decreased to $7.1 million from $7.3 million a year ago. As a percentage of revenues, general and administrative expenses improved approximately 40 basis points to 6.5%.

At the end of the first quarter of 2014, the Company had $22.0 million in debt outstanding under its senior credit facility. The Company’s debt level increased by $3.0 million from the end of the fourth quarter of 2013, primarily due to the acquisition of a franchise location.

Additionally, subsequent to the end of the first quarter, the Company’s Board of Directors, as part of the Company’s ongoing focus on long-term shareholder returns, approved the payment of a quarterly dividend to shareholders of $0.05 per share. This dividend will be paid to shareholders on May 29, 2014 to shareholders of record as of May 15, 2014.

“We are pleased to report a strong quarter of results to begin fiscal 2014, including a 2.6% increase in comparable sales at Ruth’s Chris Steak House despite sales volatility from severe winter weather.” stated Michael P. O’Donnell, Chairman, President and Chief Executive Officer of Ruth’s Hospitality Group, Inc. “I am proud of the results produced by our team members in what was a challenging environment in the first quarter. Their commitment and hard work was again acknowledged during the first quarter as Ruth’s Chris Steak House was rated the #1 Consumer Pick in Fine Dining Chains by Nations Restaurant News for the fourth year in a row.”

Development Update

During the first quarter of 2014, a new Company-owned Ruth’s Chris Steak House restaurant opened in Denver, Colorado and a new franchised Ruth’s Chris Steak House opened in Boise, Idaho. Also during the first quarter, the Company purchased the Ruth’s Chris Steak House restaurant in Austin, Texas from a franchisee. Including the new Denver, Colorado location, the Company currently expects to open three Company-owned Ruth’s Chris Steak House restaurants during 2014 and has identified two so far for 2015. In addition to the recent opening in Boise, Idaho, we expect our franchisees to open two franchised Ruth’s Chris Steak House restaurants in 2014.

Review of First Quarter 2014 Operating Results

Total revenues, which include Company-owned restaurant sales, franchise income, and other operating income, in the first quarter of 2014 were $109.7 million compared to $106.0 million in the first quarter of 2013.

Company-owned restaurant sales increased 2.9% to $104.4 million for the first quarter of 2014 from $101.4 million in the first quarter of 2013. Excluding discontinued operations, total operating weeks for all brands during the first quarter increased to 1,095 weeks from 1,079 weeks in the first quarter of 2013.

Ruth’s Chris Steak House Sales

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64 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the first quarter of 2014 compared to 63 at the end of the first quarter of 2013. Total operating weeks for the quarter increased to 822 weeks from 806 weeks. Total operating weeks exclude discontinued operations.

●	Average weekly sales for Ruth’s Chris Steak House were $104.7 thousand in the first quarter of 2014, an increase of 2.5% compared to $102.2 thousand in the first quarter of 2013.
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For the first quarter of 2014, Company-owned comparable restaurant sales at Ruth’s Chris Steak House increased 2.6%, which consisted of a traffic increase of 2.1% along with an average check increase of 0.4%.

Mitchell’s Fish Market Sales

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18 Company-owned Mitchell’s Fish Market restaurants were open at the end of the first quarter of 2014 compared to 19 at the end of the first quarter of 2013. Total operating weeks were flat year-over-year at 234 weeks. Total operating weeks exclude discontinued operations.

●	Average weekly sales at Mitchell’s Fish Market were $69.1 thousand in the first quarter of 2014, a decrease of 4.3% compared to $72.2 thousand in the first quarter of 2013.
●	Comparable restaurant sales at Mitchell’s Fish Market decreased 4.3%, which consisted of a traffic decrease of 9.1% and an average check increase of 5.3%.

Franchise Income

●	75 franchisee-owned Ruth’s Chris Steak House restaurants were open at the end of the first quarter of 2014 compared to 73 at the end of the first quarter of 2013.
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Franchise income increased 10.2% to $4.0 million in the first quarter of 2014 from $3.7 million in the first quarter of 2013, driven by a 0.9% increase in comparable franchise restaurant sales and new franchise unit development during the last 12 months.

Financial Outlook

The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact future operating results and financial conditions.

Based on current information, Ruth’s Hospitality Group, Inc. is reiterating its previously announced full year 2014 outlook:

●	Cost of goods sold of 31.0% to 33.0% of restaurant sales
●	Restaurant operating expenses of 49.0% to 51.0% of restaurant sales
●	Marketing and advertising of 3.0% to 3.2% of total revenues
●	General and administrative expenses of $27.5 million to $28.5 million
●	Effective tax rate of 29% to 33%
●	Capital expenditures of $20 million to $22 million
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Basic shares outstanding of 35.0 million to 36.0 million and fully diluted shares outstanding of 36.0 million to 37.0 million (in both cases, exclusive of any future share repurchases under the Company’s previously announced share repurchase program)

Conference Call

The Company will host a conference call to discuss first quarter 2014 financial results today at 4:30 PM Eastern Time. Hosting the call will be Michael P. O’Donnell, Chairman, President and Chief Executive Officer, and Arne G. Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 719-325-2494. A replay will be available one hour after the call and can be accessed by dialing 858-384-5517; the password is 1518312. The replay will be available until May 5, 2014. The call will also be webcast live from the Company’s website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. Ruth’s Hospitality Group, Inc., headquartered in Winter Park, Florida, was founded in 1965 and currently has more than 150 Company-owned and franchisee-owned restaurants worldwide.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. These forward-looking statements include all statements other than those made solely with respect to historical facts and include, but are not limited to, statements regarding the Company’s financial outlook, objectives, plans and goals. Forward-looking statements frequently are identified by the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Actual results could differ materially from those projected, implied or anticipated by these forward-looking statements. Some of the factors that could cause actual results to differ include: reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; changes in economic conditions and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; harmful actions taken by the Company’s franchisees; the Company’s ability to protect its name and logo and other proprietary information; the impact of litigation; the restrictions imposed by the Company’s Amended and Restated Credit Agreement; and the risk factors or uncertainties identified in the reports the Company files with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 29, 2013, all of which are available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release after the date hereof, whether as a result of new information, future events or otherwise.

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Unaudited

(Amounts in thousands, except share and per share data)

	13 Weeks Ended
	March 30,	March 31,
	2014	2013

Revenues:
Restaurant sales	$104,377	$101,419
Franchise income	4,036	3,663
Other operating income	1,330	896
Total revenues	109,743	105,978

Costs and expenses:
Food and beverage costs	32,951	31,613
Restaurant operating expenses	50,074	48,400
Marketing and advertising	2,243	1,974
General and administrative costs	7,120	7,253
Depreciation and amortization expenses	3,127	3,597
Pre-opening costs	410	1
Total costs and expenses	95,925	92,838

Operating income	13,818	13,140

Other income (expense):
Interest expense, net	(287)	(516)
Other	16	34
Income from continuing operations before income tax expense	13,547	12,658
Income tax expense	4,469	3,842
Income from continuing operations	9,078	8,816

Loss from discontinued operations, net of income taxes	(213)	(1,155)
Net income	$8,865	$7,661

Basic earnings (loss) per common share:
Continuing operations	$0.25	$0.25
Discontinued operations	0.00	(0.03)
Basic earnings per share	$0.25	$0.22

Diluted earnings (loss) per common share:
Continuing operations	$0.25	$0.25
Discontinued operations	0.00	(0.03)
Diluted earnings per share	$0.25	$0.22

Shares used in computing net income (loss) per common share:
Basic	35,094,652	34,456,380
Diluted	35,822,458	35,505,778

Dividends declared per common share	$0.05	$-

The operating results of two locations closed in March 2014 have been reclassified to the discontinued operations line of the condensed consolidated statements of income. These reclassifications had no effect on previously reported net income.

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Selected Balance Sheet Data - Unaudited

(Amounts in thousands)

	March 30,	December 29,
	2014	2013
Cash and cash equivalents	$3,723	$10,586
Total assets	218,888	228,081
Long-term debt	22,000	19,000
Total shareholders' equity	104,468	100,653